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                                                                  EXHIBIT 10.128

September 13, 2006

PRIVATE & CONFIDENTIAL                           VIA E-MAIL

Mr. Timothy J. McIntyre
President & CEO
VYTERIS HOLDINGS (NEVADA), INC.
13-01 Pollitt Drive
Fair Lawn, NJ 07410

Dear Tim:

                               FINDERS' AGREEMENT

Pursuant to our discussions, this document represents the terms of the agreement (the "Agreement") between VYTERIS HOLDINGS (NEVADA), INC. ("Vyteris" or the "Company") and International Capital Advisory Inc. ("ICA").

The effective date of this Agreement shall be September 13, 2006.

     1.   SCOPE OF AGREEMENT; FEES:

          (a) ICA has located for Vyteris investors in connection with two equity financings of $5 million ("First Funding") and $15 million ("Second Funding") US for the Company, (the "Equity Fundings"). Such Equity Fundings may be done in two tranches with completion of tranche one immediately and ICA and the Company shall each use their respective best efforts to complete tranche two by 12/31/06. In the $5 million tranche (First Funding), it is currently anticipated that Vyteris will issue 20,000,000 shares of Common Stock at a price of $0.25 per share, and 10,000,000 2-year warrants exercisable at $0.45 per share (the "Units"). The warrants will be callable by the Company when the bid price of the stock trades at $1.00 per share for 20 consecutive trading days. In the second tranche (Second Funding), it is currently anticipated that Vyteris will issue $15 million shares of common stock at a minimum of $0.75 per share.

          (b) In connection with the Equity Fundings, ICA shall be paid a cash fee equal to 10% of the gross proceeds raised in connection with the Equity Fundings and ICA will also be issued a warrant (the "ICA Warrant") to acquire up to such number of Units as equals 10% of the number of Units sold pursuant to each of the two Equity Fundings, each ICA Warrant exercisable at a price equal to the offering price in each of the two tranches of the Equity Fundings. To the extent permitted by law and existing agreements between the Company and certain existing lenders, the Company shall register shares underlying the ICA Warrants along with the shares from the Equity Fundings. The fees payable to ICA in

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PRIVATE AND CONFIDENTIAL
SEPTEMBER 13, 2006
PAGE 2

               connection with the first tranche shall be paid at the closing of such first tranche, and the fees payable to ICA in connection with the second tranche shall be paid at the closing of such second tranche;

     2.   CONFIDENTIALITY:

          The Company and ICA agree to hold confidential the terms and conditions of this Agreement other than required by law.

     3. At all times during the term hereof, ICA shall comply with all applicable laws, rules and regulations in connection with ICA's performance of this Agreement. ICA covenants that it shall not offer or sell Vyteris securities in any state or other jurisdiction within the United States of America. ICA shall indemnify and hold the Company harmless for the Company's direct damages in the event that ICA breaches the foregoing two covenants.

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PRIVATE AND CONFIDENTIAL
SEPTEMBER 13, 2006
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Unless otherwise stated, all figures in this Agreement are stated in US dollars.
Please confirm your agreement with the foregoing terms by signing this Agreement in the place provided below and returning two executed copies to the offices of ICA to the attention of Mr. Morrie Tobin.

YOURS VERY TRULY,

ON BEHALF OF
INTERNATIONAL CAPITAL ADVISORY INC.


By: /s/ MR. MORRIE TOBIN
    ----------------------------------
    MR. MORRIE TOBIN
    Vice-President

ACKNOWLEDGED AND AGREED THIS 13TH DAY OF SEPTEMBER 2006.

ON BEHALF OF
VYTERIS HOLDINGS (NEVADA), INC.


By: /s/ MR. TIMOTHY J. MCINTYRE
    ----------------------------------
    MR. TIMOTHY J. MCINTYRE
    CEO